Exhibit 10.10

LL Program Number 200191

Massachusetts Institute of Technology

And

Liberty Defense

TECHNOLOGY TRANSFER AGREEMENT

This Agreement is made and entered into this 24 day of August, 2018, (the “Effective Date”) by and between Liberty Defense Technologies, a Massachusetts corporation, with a principal place of business at 300 Bear Hill Rd, Waltham MA 02451-1096 (hereinafter referred to as “LICENSEE”) and the MASSACHUSETTS INSTITUTE OF TECHNOLOGY LINCOLN LABORATORY, a Federally Funded Research and Development Center having its principal office at 244 Wood St., Lexington, MA 02421, U.S.A. (hereinafter referred to as “M.I.T.”), and relates to the transfer of existing technology in conjunction with a patent option agreement granted by M.I.T. to LICENSEE on the 16th day of April, 2018 for the Intellectual Property Rights to M.I.T. Case No. 18409L, “Multistatic Sparse Array Topology for FFT-Based Field Imaging”, by Jeffrey S. Herd, James David Krieger, Denise T. Maurias-Galejs, William Moulder and Huy T, Nguyen.

WHEREAS, MIT LL and LICENSEE recognize that the efficacious development of the licensed Intellectual Property Rights granted requires the INVENTOR to provide technical assistance to the LICENSEE to facilitate the transfer of existing optioned or licensed technology; and

WHEREAS, this Agreement defines the terms and conditions under which MIT LL shall provide technical assistance to LICENSEE relating to said MIT Case (hereinafter referred to as the “TRANSFER PROGRAM”).

NOW, THEREFORE, the parties hereto agree as follows:

1.	FIELD AND SCOPE OF THE TRANSFER PROGRAM:

The field of the TRANSFER PROGRAM is defined by the Work Statement herein. The TRANSFER PROGRAM may include site visits to LICENSEE’s facilities and consultation by telephone. MIT LL agrees to use reasonable efforts to make available to the LICENSEE technical assistance by the INVENTOR.

STATEMENT OF WORK:

The MIT Lincoln Laboratory INVENTOR will, at the request of LICENSEE, perform some or all of the following tasks.

i.	Create test setup for efficient image collection in band(s) as requested and informed by LICENSEE.

ii.	Collect and provide image data of items of interest, including:

a.	Mockup metallic and non-metallic threats

b.	Items placed in all body areas (neck to feet, left and right side, front and back) in accordance with IRB protocols.

c.	Items concealed in with a variety of materials (e.g., thick clothing, coats, luggage, bags, back packs, reflective materials)

d.	Mockup contraband and items (e.g. drugs). It is understood that testing would be subject to availability of suitable simulants—and that no testing of material typically prohibited in the Lab would take place.

iii.	Assessment of obtained images utilizing existing Laboratory object recognition techniques as requested and informed by LICENSEE.

iv.	Provide input on preliminary commercial design of the Imaging Technology Demonstrator system, including answering questions on technical feasibility and cost efficiency.

2.	DURATION:

The TRANSFER PROGRAM shall begin on the Effective Date and terminate one (1) year later unless sooner terminated at will by LICENSEE notifying MIT LL in writing thirty (30) days before it wishes to terminate the TRANSFER PROGRAM. MIT LL may terminate the TRANSFER PROGRAM if circumstances beyond MIT LL’s control shall preclude continuation. The TRANSFER PROGRAM may be extended, for up to an additional six month duration, by mutual written consent. The scheduling of days shall be by mutual agreement between LICENSEE and the INVENTOR with the schedule designed to minimize impact on other Lincoln Laboratory commitments. The total number of days shall be within the limits for each INVENTOR listed below.

INVENTOR	MAXIMUM SCHEDULED TIME
William Moulder	Up to 52 days
Michelle Lloyd	Up to 52 days
Pierre-Francois Wolfe	Up to 52 days
Adam John Chapman	Up to 52 days
Jeff Herd	Up to 52 days
Marianne Deangelus	Up to 52 days

3.	REIMBURSEMENT: Not Applicable — Licensee agrees to advance fund MIT LL.

4.	PAYMENT:

Payments shall be made in three installments of $46,000 which will be in advance of any work completed and will be done in accordance with the following schedule:

1.            Initial payment August 31st

2.            2nd payment September 28th

3.            3rd payment October 31st.

5.	TANGIBLE PROPERTY: [Not applicable]

6.	DELIVERY OF INFORMATION:

During the TRANSFER PROGRAM, the INVENTOR shall provide LICENSEE with computer code, mechanical drawings, data and other information necessary to successfully transfer the licensed technology that he/she shall develop under the TRANSFER PROGRAM, subject to United States Government limitations on classified information and export control.

7.	PUBLICATIONS AND COPYRIGHTS:

(a)	MIT LL shall be free to publish the results of research under the TRANSFER PROGRAM, provided such results do not include LICENSEE confidential information. MIT LL shall provide LICENSEE with a copy of the manuscript(s) prior to submission for publication in order to allow LICENSEE to identify potentially patentable material and request that a patent application be filed. LICENSEE may request publishing be delayed for a period not to exceed Thirty (30) days from the date of receipt of the manuscript(s).

(b)	Title to and the light to determine the disposition of any copyrights or copyrightable material first produced or composed in the performance of the TRANSFER PROGRAM shall remain with MIT LL. Copyrighted works developed using government property shall be subject to a nonexclusive, irrevocable, paid-up, worldwide license granted to the U.S. Government to use, duplicate or disclose the copyrighted work, in whole or in part and in any manner, for Government purposes only and to have or permit others to do so for Government purposes only.

8.	INTELLECTUAL PROPERTY AND TANGIBLE RESEARCH PROPERTY:

(a)	Title to any Invention Made solely by employee(s) of MIT LL under the TRANSFER PROGRAM shall remain with M.I.T. which shall have the sole right to determine the disposition of any Inventions or other rights resulting therefrom, including the right to determine whether a patent application shall be filed. Title to any Invention Made solely by employee(s) of LICENSEE shall remain with LICENSEE. Inventions Made jointly by employees of M.I.T. and LICENSEE shall be jointly owned by M.I.T. and LICENSEE, without accounting to the other. “Made” when used in conjunction with any Invention means the conception or first actual reduction to practice of such Invention. “Invention” means any invention or discovery (including software-related invention) which is or may be patentable or otherwise protected under Title 35 of the United States Code or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 7321 et seq.).

(b)	The U.S. Government shall have the following rights to any Invention Made by INVENTORS or Made utilizing government property: The U.S. Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice the Invention or have the Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

(c)	In the event that M.I.T. shall decline to file a patent application, LICENSEE may file in the United States or elsewhere, in the name of M.I.T., and shall be entitled to add the new Invention to the existing License Agreement, no later than six (6) months after such filing date.

9.	NON-USE OF NAMES:

Neither party shall use the names or trademarks of the other, nor any adaptation thereof, nor the names of any of employees of the other, in any advertising, promotional or sales literature without prior written consent obtained from the other party, or said employee, in each case, except that LICENSEE may state, if applicable, that it is licensed by M.I.T. under the Intellectual Property Rights. LICENSEE shall not use the name or trademarks of the United States Department of Homeland Security (DHS) in any advertising, promotional or sales literature without the prior written consent obtained from DHS.

10.	LIMITATION OF LIABILITY:

LICENSEE AGREES THAT ALL TECHNICAL ASSISTANCE PROVIDED UNDER THE TRANSFER PROGRAM IS MADE WITHOUT WARRANTY OF ANY KIND EXPRESS OR IMPLIED. Neither M.I.T. nor any INVENTOR shall have any liability whatsoever to LICENSEE or any third party in regard to the TRANSFER PROGRAM, including, but not limited to, technical assistance, and know- how, and LICENSEE shall indemnify M.I.T. for any and all liability of any kind which M.I.T. may incur in regard thereto.

11.	NOTICES:

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

If to MIT:

[***]

If to MIT LL:

[***]

In the case of LICENSEE:

[***]

12.	Nondisclosure Agreement:

The terms of nondisclosure are referenced in Attachment A and are incorporated into this Agreement.

Agreed to for:

MIT LINCOLN LABORATORY		LIBERTY DEFENSE

By:	/s/ David Pronchick	By:	/s/ Aman Bhardwaj
Name:	David Pronchick	Name:	Aman Bhardwaj
Title:	Assistant Department Head	Title:	President
Date:	8/28/2018	Date:	8/24/2018

Attachment A

1.             CONFIDENTIAL INFORMATION. “Confidential Information” shall be that confidential and proprietary information disclosed by one Party (“Disclosing Parry”) to the other (“Receiving Party”) pursuant to this Agreement that (i) prior to disclosure, is marked with a legend indicating its confidential status; or (ii) is disclosed orally or verbally, if the Disclosing Party identifies such information as confidential at the time of disclosure and. whin 30 days of such disclosure, delivers to the Receiving Party’s primary contact for receipt of Confidential information a notice summarizing the confidential information disclosed. Notwithstanding the foregoing, in no event is information Confidential Information if it (a) was in the Receiving Party’s possession before receipt from the Disclosing Patty; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is received by the Receiving Party, without restriction as to further disclosure, from a third party having an apparent bona fide right to disclose the information to the Receiving Party; or (d) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information For purposes of this section, MIT students and fellows are not third parties vis a vis MIT

2.             LIMITATIONS ON USE. The Receiving Party shall use the Disclosing Party’s Confidential Information to evaluate the potential licensing relationship between the Parties. Disclosure by the Disclosing Party of its Confidential Information does not otherwise grant to the Receiving Party any right or license to the Disclosing Party’s Confidential Information.

3.             CARE OF CONFIDENTIAL INFORMATION. The Receiving Party shall exert reasonable efforts to maintain the Disclosing Party’s Confidential information in confidence, except that the Receiving Party may disclose or permit. disclosure of any of the Disclosing Party’s Confidential Information to its directors (in the case of MIT, members), officers, employees, consultants, advisors and, in the case of MIT, students, who need to know such Confidential Information to fulfill the Purpose and who have been advised of and have agreed to maintain the confidential nature of the Confidential Information.

4.             REQUIRED DISCLOSURES. Nothing in this Agreement shall be construed to prevent a Receiving Party from disclosing Confidential information pursuant to an order of a court or other governmental authority of competent jurisdiction, as long as the Receiving Party promptly notifies the Disclosing Party of its intention to disclose and provides reasonable cooperation to the Disclosing Party in any efforts to contest or limit the scope of such order or subpoena.

5.             NO WARRANTY. All Confidential Information is provided “as is.” Neither party makes any warranties, expressed or implied, regarding its Confidential Information’s accuracy, completeness, suitability or performance.

6.             TERM OF AGREEMENT. A Receiving Party’s obligations with respect to use and non-disclosure of the Disclosing Patty’s Confidential Information shall survive for a period of three years following receipt of the information.

7.             RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. Following termination of this Agreement, the Receiving Petty than, al the direction of the Disclosing Parry, either destroy or return to the Disclosing Party all documents, materials, and other tangible manifestations of the Disclosing Party’s Confidential Information an shall destroy any electronic or digital manifestations of the Disclosing Party’s Confidential Information, except that the Receiving Party may retain one copy of the Confidential Information solely for the purpose of monitoring its obligations under this Agreement.